                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 27, 2000




                              VIRTUALFUND.COM, INC.
             (Exact name of registrant as specified in its charter)



           Minnesota                   0-18114                 41-1612861
 (State or other jurisdiction   (Commission File No.)        (IRS Employer
       of incorporation)                                  Identification No.)



                               7100 Shady Oak Road
                          Eden Prairie, Minnesota 55344
              (Address of registrant's principal executive offices)



                                 (952) 941-8687
                         (Registrant's telephone number)



                               7090 Shady Oak Road
                         Eden Prairie, MN 55344
        (Former name or former address, if changed since last report.)

Item 1. Business
    General Business ....................................................  3
        Digital Graphics Business Unit (DGBU) ...........................  4
        Internet Services Business Unit (ISBU) ..........................  5
        Venture Resource Group subset of ISBU ...........................  6
           B2BXchange, Inc. .............................................  6
           RSPNetwork, Inc. ............................................. 11
    Strategy / ISBU ..................................................... 12
    The Global Market / ISBU ............................................ 14
    Products / ISBU / B2BXchange / RSPNetwork ........................... 16
    Product Development / ISBU .......................................... 20
    Sales and Marketing / ISBU .......................................... 20
    Revenue Model / ISBU / B2BXchange / RSPNetwork ...................... 22
        ISBU's CEOS ..................................................... 22
        B2BXchange ...................................................... 22
        RSPNetwork ...................................................... 23
    Pricing / B2BXchange / RSPNetwork ................................... 23
        B2BXchange ...................................................... 23
        RSPNetwork ...................................................... 24
    Manufacturing / ISBU ................................................ 24
    Service and Support / ISBU .......................................... 25
    Competition / ISBU .................................................. 25
Item 5. Other Events .................................................... 27

Cautionary Statement

We desire to take advantage of the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). This Form 8-K contains statements, which are intended as "forward-looking statements" within the meaning of the Act. The words or phrases "expects", "will continue", "is anticipated", "we believe", "estimate", "projects", "hope" or expressions of a similar nature denote forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or results presently anticipated or projected. Those risks and uncertainties include those discussed in this Form 8-K. We wish to caution you not to place undue reliance on forward-looking statements. The factors listed in this Exhibit Form 8-K have affected the Company's performance in the past and could affect future performance. Those factors include, but are not limited to, the risk that a product may not be available when expected or may contain technical difficulties; uncertain demand for new or existing products; the impact of competitor's advertising, products or pricing; availability of sources of financing; economic developments, both domestically and internationally; new accounting standards; risks associated with the acquisition and integration of new businesses; risks related to the diversification into new Internet software and information technology business; and, the impact of the initiation, defense and resolution of litigation. Anyone deciding to invest in our common stock will take on financial risk. In deciding whether to invest, individuals should carefully consider the factors included in this Form 8-K and other information publicly available to them. If we are unable to implement our plans successfully, we may lose our investment in one or more of the programs described in this Form 8-K.


Item 1.  BUSINESS.
------------------

General Business

VirtualFund.com, Inc., referred to as "VirtualFund," "VFND," "the Company," "us," "our," and "we" in this Form 8-K, is a development-stage Internet Venture Resource Company actively engaged in business-to-business, or B2B, e-commerce. Our goal is to become a leader in B2B e-commerce by establishing a presence in major segments of the global marketplace. During the fiscal year ended June 30, 2000, we operated in two business segments: the Digital Graphics Business Unit ("DGBU") and the Internet Services Business Unit ("ISBU"). On October 21, 1999, we announced our intention to sell the DGBU assets and to focus our future efforts on further developing the ISBU (see Strategy/ISBU).

On June 13, 2000, we completed the sale of the DGBU assets to MacDermid Incorporated ("MacDermid"). As a result, the DGBU operations are disclosed in the financial data as discontinued operations. We believe that our new focus on the Internet and B2B economy will allow us to capitalize on new opportunities for the Internet-based technologies and business-to-business solutions.

The ISBU, started in fiscal 1999, designs and develops technology solutions for the Internet-based B2B economy. ISBU products and technologies target Small businesses, Middle-market companies and Enterprise workgroups ("SME companies"). In addition to other development stage activities, the ISBU currently includes two subsidiaries wholly owned by VFND: (i) B2BXchange, Inc. ("B2BXchange") (this subsidiary was formed in fiscal year 2001 after the initial product debut in October 1999) and (ii) RSPNetwork, Inc. ("RSPNetwork"). In early fiscal year 2001, we created a new segment of activity within the ISBU. This activity is currently referred to as the Venture Resource Group. As we define and expand our involvement with and in development stage Internet companies and opportunities, we ultimately intend to establish this emerging portion of our business as the Venture Resource Business Unit ("VRBU").

As a startup in a new sector, our business strategy is rapidly evolving, as are many aspects of e-commerce. Our strategy, goals and business objectives are constantly being updated, both as B2B e-commerce grows and as our capabilities develop. Information in this report, unless we say otherwise, is as of June 30, 2000, the end of our fiscal year.

The following diagram represents the structure of the Company as of June 30, 2000. The overarching goal of many of our recent B2B e-commerce activities is to optimize and extend the amount of time a user spends accessing the services, market tools, and B2B software applications available at www.B2BXchange.net. In other words, we are working to optimize his or her use of B2BXchange.net with a specific focus on increasing the "stickiness" of our B2B portal through continuing updates which add new functionality.

[The following organization chart includes VirtualFund.com at the top with two lines connected to business units within the Company. On the left is the DGBU, reflected as Discontinued Operations. On the right is a line to the ISBU which consists of two divisions: (1) the Venture Resource Group on the left includes B2BXchange, Inc. and RSPNetwork, Inc.; (2) the Commerce Environment Operating System on the right focuses on our development programs. A better representation of this chart is available within the HTML verion of this Form 8-K.]

                                                        VirtualFund.com, Inc.
                                                            Nasdaq: VFND
                                                                  |
                                                                  |
                                   ------------------------------------
                                   |                                   |
            Digital Graphics Business Unit (DGBU)                      |
          Divested to MacDermid                                        |
          June 2000                                                    |
                                                                       |
          [Discontinued Operations]                                    |
                                                                       |
                                                                       |
                                               Internet Services Business Unit (ISBU)
                                                                       |
                                                                       |
                      --------------------------------------------------------------------------------------
                      |                                                                                    |
            Venture Resource Group                                                      Commerce Environment Operating System
 (Consisting of two wholly owned subsidiaries)                                                          (CEOS)
                                      |                                                    (An operating group within VFND)
                                      |                                                                    |
                      --------------------------------------------                                         |
                      |                                          |                                         |
               B2BXchange, Inc.                            RSPNetwork, Inc.                     CEOS Development Programs
               ----------------                            ----------------                     -------------------------
  o    Responsible for the buildout of the      o    Responsible for developing           o    Online tools to promote web site
       1,600+ VerticalXchange Platform of            global Internet infrastructure            "stickiness"
       trading communities to grow their             and systems integration support      o    Online Application Service
       Global Market Power(TM)                       through a worldwide network               Provider ("ASP") tools to generate
                                                     of affiliates operating as                transaction revenue
  o    B2BXchange(TM)brand development               Regional Services Providers          o    Strategic alliance partnering and
       programs                                      (RSPs)                                    e-commerce tool integration
                                                                                          o    Development of proprietary VFND
                                                o    RSPNetwork(TM)brand                       technologies which can drive
                                                     development programs                      recurring monthly revenues


Digital Graphics Business Unit (DGBU)
-------------------------------------

VFND sold the assets of the DGBU to MacDermid in June 2000 for $50 million in cash (less certain post-closing adjustments as agreed on by both companies). The transaction provided for MacDermid to assume working capital assets (DGBU inventory and receivables) and working capital liabilities (DGBU accounts payable and accrued expenses). A post closing update on activity now reflects a final settlement amount between $46 million and $48 million. As a result, the DGBU operations are disclosed in our financial statements as discontinued operations. The divestiture decision was based on our desire to focus on developing and investing exclusively in the Internet space, including Internet, Intranet and Extranet-based software solutions and related Internet technologies.

Internet Services Business Unit (ISBU)
--------------------------------------

The development stage programs of the ISBU are comprised of ongoing projects which require project management, software development and product marketing management, but are not yet ready for product launch or full-scale organizational development. In some cases, these are early-stage research and development projects which require few, if any, senior management resources. These projects take advantage of the efficiencies gained by having an organization that provides a development environment and corporate resources that can be shared by the entire ISBU. We may initially release some or all of these projects to the market in the form of applications or products made available for use within B2BXchange.net. We expect that these projects will directly benefit from the growth that is anticipated from the B2BXchange branding initiatives. Ultimately, some of these projects may progress to include their own specific market distribution channels and a growing "market awareness" requiring organizational operations independent of our other brands while other of these projects may be sold or abandoned.

Many of these technology development projects are making their way into our Commerce Environment Operating System(TM), described below. Active projects currently include, but are not limited to XcomTOOLS(TM), XchangeERP(TM), XchangeEDI(TM), XchangeXML(TM), StorageVault(TM), and DataQuarry(TM).

Commerce Environment Operating System(TM) (CEOS(TM)). Beginning in fiscal 1996, we started building early components of an Internet-based platform of enabling technologies and operating capabilities. This platform, now known as the Commerce Environment Operating System, is intended to allow us to realize economies of scale while rapidly developing 1,600+ vertical marketplaces. The CEOS is a comprehensive, and yet evolving, suite of tools and services that provides everything a company needs to electronically enable its business.

The Application Service Provider ("ASP") Opportunity. Internet technology can help solve many businesses problems while offering advantages over installed packaged business software. For many SME companies, these advantages often include lower license fees ("per seat" licensing costs), lower support and infrastructure costs, increased ease of updating, and enhanced connectivity. Because of this, the ASP model has become an extremely effective and popular way to provide these software applications. In the ASP model, software to be used resides on central computers, and users access the software applications via an industry-standard Web browser.

Although the ASP market has grown rapidly in the last two years, we believe that the present ASP market providers are not organized for the way typical SME companies are organized. Most current ASP market providers concentrate on a single type of business software solution (for example, procurement, intranet or electronic auctions), thus requiring SME companies to establish relationships with multiple (vertical or niche tool) ASPs in an attempt to solve their diverse software application needs. Most ASPs are typically serving only a single "vertical market" by offering only a single type of software application.

Rather than targeting a narrow business need and providing a single tool such as an Intranet or electronic auction, we are structuring an ASP model which simultaneously embraces both broad horizontal market reach and vertical market depth. We provide the first comprehensive suite of tools and services that aims to provide everything an SME company needs to electronically enable its business (our Commerce Environment Operating System). Our CEOS concept is an evolution of the ASP model, and, like an ASP, the Company hosts applications for users to access via a Web browser. However, our software applications are designed for integration within our CEOS, making our solution more attractive and requiring lower maintenance than buying a la carte software applications and services from multiple ASP market providers.

Venture Resource Group subset of the ISBU
-----------------------------------------

Our Venture Resource Group, formed in fiscal 2001, is currently part of our ISBU. This group's activities include two wholly owned VFND subsidiaries: (i) B2BXchange, Inc. ("B2BXchange") and (ii) RSPNetwork, Inc. ("RSPNetwork"). B2BXchange provides online business-to-business tools and services that enable SME companies to become e-commerce enabled. B2BXchange provides:

     o Tools for building private, partner and public Web sites and Web stores
     o Vertical business-to-business e-commerce marketplace communities known as VerticalXchanges(TM)
     o Industry-specific eBusiness tools operating in an online integrated environment.

B2BXchange, through our CEOS, offers subscribing companies and their employees an evolving business operating environment, or Intranet-based platform, including access to software tools and applications that is intended to help them conduct B2B electronic commerce with their suppliers or "trading partners," collaborate with each other, and create and manage the content on their Web sites. Our goal is to make B2BXchange a leading provider of Internet-based business-to-business electronic commerce and communications between suppliers, distributors, customers and employees.

RSPNetwork provides an expanding array of services, including but not limited to, Internet hosting, systems management, security, technical support, systems integration, and business consulting. We intend to continue to add capabilities which create a comprehensive suite of secure and robust hosted Internet services that meet the needs of businesses of most every size. Our RSPNetwork gives our customers around-the-clock access to mission-critical business software applications and data at lower costs than maintaining in-house technical staff, systems and networks. RSPNetwork also uses the online tools and services of B2BXchange to develop complete Extranet solutions, which may be tailored to allow customers to communicate and transact business with their global trading partners.


B2BXchange, Inc. - Market Maker for the B2B Economy(TM)
-------------------------------------------------------

B2BXchange, Inc. is a growth-stage online software ASP that leverages the Internet infrastructure and planned global integration capabilities of its sister company, RSPNetwork, Inc., and solutions integration affiliates. The B2BXchange solution located at http://www.b2bxchange.net first debuted in October 1999. The product is based on a B2BXchange branded implementation of the ISBU's CEOS platform that allows businesses to easily develop web sites and to set up electronic "stores" in what are designed to be vertically integrated trading communities on the Internet. These VerticalXchanges(TM) facilitate secure online transactions with customers, suppliers and distributors. The platform of vertical trading communities is intended to act as comprehensive source of information, interaction and electronic commerce for the buying and selling of particular categories of goods and services over the Internet. Each of these vertical trading communities is descriptively branded (for example, myPrintingXchange.com, myRestaurantXchange.com, myManufacturingXchange.com, and mySportAviationXchange.com), and focuses on one business sector, catering to individuals with similar business and professional interests. Each vertical trading community will continually evolve in an effort to attract professionals responsible for selecting and purchasing industry-related products and services. We believe that smaller suppliers will join one or more VerticalXchanges in order to have access to new business opportunities in areas they previously would not be able to reach and that this may generate even more suppliers as overall market acceptance grows.

The B2BXchange business portal provides online access to electronic commerce applications that enable businesses to optimize their business processes via the Internet. Our goal is to become a leading provider of B2B e-commerce. We intend to accomplish this by leveraging the Company's more than 16 years of internal software-development and direct marketing experience (the Discontinued Operations) to incorporate our proprietary business solutions and applications and by integrating best of breed third party solutions. We do not develop all of the applications we host, but rather we intend to weave a seamless fabric of alliance partnerships with third party technology companies to integrate their value-added application solutions into our CEOS, while creating cross-functionality with our own proprietary applications.

The Company first previewed B2BXchange.net functionality in October 1999. A second release occurred in April 2000. Release 2.35 was launched in August and Release 2.4 is currently scheduled for the December 2000 quarter. We anticipate Releases 2.45, 2.5, 2.55 and 2.6 will continue to expand the functionality of B2BXchange.net over the next several quarters.

Companies that subscribe to B2BXchange.net receive:

     o a limited scope "free" company Intranet Web site (a private portion of the Internet available to people within a specific company or area) for employees;

     o a secure, limited scope "free" Extranet (a private portion of the Internet available to authorized individuals or businesses who must have a password for access) for transacting business with their supply chain and distribution channel trading partners; and

     o a public, limited scope "free" Internet presence (the portion of the Internet that is available to anyone who has a computer, an Internet connection and "web browser" software or interface to the Internet) within one of B2BXchange's more than 1,600 highly descriptive VerticalXchange domains.

All of these "limited scope" and "free" services may be expanded to increased access and utility at the option of the customer by entering the "fee-based" levels of B2BXchange through a variety of Service Level Agreements.

The objective of these commerce-enabled business-to-business Web sites is to create online trading communities within a targeted vertical market and to provide information and access to individuals who share a common interest and thus can benefit from subscribing to B2BXchange.net.

Ease of Use and Brand Identity. The software tools and applications have been designed to empower non-technical users to create and maintain their own Web sites and establish, update and administer their own e-commerce stores. Once a B2BXchange e-commerce site has been created, customers may selectively upgrade service by having their content linked to more than one of the 1,600+ brand-identified Internet domains, thus creating customer activity in multiple trading communities. Each branded domain focuses on one industry-specific market segment of goods and services. Our goal is that these branded domains will result in industry-specific vertical communities (VerticalXchanges) that will eventually create a large and cohesive global online trading community for those who share common interests. Sellers can build a community of interested buyers; buyers can have a source for competitive products (as well as their own established suppliers); and all companies may share industry-specific information, and collaborate with vendors to increase productivity and streamline the process of buying and selling.

Adopting a ski trail metaphor, we have specified two user interface paths for subscribers (depending on their experience): (1) Green Path for novice users and
(2) Black Diamond for experienced or expert users. Each path provides progressive benefits to subscribers. As the Green Path user becomes more familiar with B2BXchange.net and begins using additional applications and services within their selected VerticalXchange, they will progressively gain access to expert functions. We believe that this will enable us to capture subscribers with our ease-of-use and hopefully to generate more revenue as the subscribers' experience level and needs increase.

SME companies provide the opportunity for tremendous content diversity. Smaller suppliers and businesses represent depth and breadth which is most accessible when organized in the hierarchical structure such as that provided by our industry-specific VerticalXchanges. In spite of the growth in computer ownership, a large percentage of the computer users within these SME companies either do not have the technical inclination or the time to engage in putting intricate content online themselves, at least not until they see the financial results of such effort from a progressive, one-step-at-a-time approach. Recognizing this, we have recently embraced a "Green Path/Novice User" configuration within the requirements specification for Release 2.5 of B2BXchange.net. We intend to continually simplify the user interface in order to capture the novice Internet user and allow him or her to effectively use and stay within the B2BXchange.net portal.

While the plan for Release 2.5 includes specific updates for XchangeBUILDER(TM) (the online toolset for subscriber creation of Public, Partner and Private sites), we feel that the potential for rapid "viral" growth (word-of-mouth) for B2BXchange.net depends on ease of use. Accordingly, we focus extensively on the user interface to make it as intuitive as possible and to maximize ease of use for the end user. The functionality of the "ASP tools" and "framed applications" available within an industry-specific VerticalXchange ("VX(TM)") enable even the novice Internet user to create an operating commerce-enabled Web site. In short, we believe that customer Web site creation needs to be very simple ("Green Path" for novice users) in order for prospective B2BXchange.net subscribers to take the plunge to establish a Web presence, act as community members, and post content in their own public, private and partner Web sites.

We believe the easier the tools are to use, the higher percentage of upgrades we will have to higher service levels. If the toolset is powerful but too complex for the novice user to operate, prospective subscribers are likely to fail to contribute to the customer content of B2BXchange.net. We believe that our business model becomes much more effective when we simplify the use of these powerful Internet tools for subscribers to easily become active customer content participants.

The tools and services designed to capture and retain users include daily news feeds, industry-specific discussion groups, access to publications and targeted industry information, opportunities for online education as well as a growing list of other services. In addition, B2BXchange.net provides business tools that are intended to help customers transact business and at the same time generate recurring monthly revenue for B2BXchange. The tools to drive transaction revenue are specified to include professional buying and selling tools, supply chain-management systems, distribution management tools or Extranets, auction capabilities and software for developing online stores. In conjunction with the deployment of these tools, B2BXchange plans to include an advertising revenue model that is intended to focus on recurring monthly revenues that can be generated at various levels within B2BXchange.net. The following information outlines each user path and describes the tools specified to capture users or drive transactions within each sector.


Green Path Novice Users

o Easy Site Creation - Users can develop their own Internet, Intranet or Extranet sites without needing to know programming languages such as HTML.

o Focus on Participation and Adoption - Navigation at this level is planned to be intuitive to encourage the subscriber to spend more time within the VerticalXchange.

o Facilitate Viral Growth - By making it easy for subscribers to register for participation in a VerticalXchange, members have an "Efficiency Incentive(TM)" to tell other people about the advantages of B2BXchange.net and thus to encourage participation by their employees, customers, and trading partners.

o Huge Specialized Content Potential - Content can be provided from news organizations, trade publications, associations, member companies and others interested in the specific industry. Contributions can be both large and small businesses.

o Prospect Database for Paying Customers - Within each VerticalXchange, our sales department has access to a participating audience of industry-specific users who are the best prospects for additional services.

o Broadcast in English worldwide and work to add local language content - While today's Internet is primarily composed of English language content, this trend is rapidly changing. Through B2BXchange.net, we plan to continue to distribute English language content worldwide but also to engage alliance partners and RSPNetwork affiliates to develop both translations and original local language content.

Black Diamond Expert Users

o Deep & Specific - VX Content and applications available for expert users will allow access to more sophisticated tools and supply chain relationships.

o Multiple recurring revenue opportunities exist as we implement industry-specific applications, content, transactions and services. These include:

          o    ASP Transactions Revenue
          o    Commerce Enablement Revenue
          o    Solutions Integration Revenue
          o    Customization Revenue
          o    Web Design Revenue
          o    Hosting and Access Revenue

B2BXchange.net embraces two types of tools: (1) tools to drive site "stickiness" and (2) tools to drive transaction revenue.

Tools to Drive Site "Stickiness"
These tools focus on providing information and resources that encourage users to stay longer within the VerticalXchange once they have entered. Whether for news and information, participation in discussion groups about industry trends, asking questions of industry experts, or just gathering data from associations and publications, subscribers should find these tools a valuable enhancement to their online market experience.

Tools to Drive Transaction Revenue
These tools are designed to help users conduct business - with their employees, customers, suppliers and trading partners. Whether they are buying products from their suppliers, providing information to their distribution channel or trading partners, or developing a storefront to promote e-commerce to their customers, B2BXchange.net is specified to offer transaction tools including: auctions, distribution management tools, buying/selling tools, supply-chain management capabilities and more.

VerticalXchanges and Advertising Revenue
At each level within B2BXchange.net and within each VerticalXchange(TM), there are multiple opportunities for developing recurring advertising revenue. We plan to implement advanced advertising programs for subscribers, customers, and alliance partners. Ultimately, we expect to be able to generate monthly recurring revenue through data-mining-based advertising placed at various points throughout the VerticalXchange sites which is targeted at specific types of participants or specific user profiles.

Revenue Model. Casual users may browse the content without signing up until they decide to participate. To access the tools of B2BXchange.net, participants must "register" for the service by supplying information such as their name, company name, market, and e-mail address. B2BXchange.net provides registered subscribers with free basic versions of its software tools and applications, along with specific allotted amounts of network disk space and Internet bandwidth (access speed). Our intent is that free subscribers will find enough value in B2BXchange.net that they will convert into paying customers and will pay monthly fees. We charge monthly for enhanced software tools, upgraded application features, more disk storage space for customer data, and more bandwidth providing faster system access for users and their supply chain and distribution channel trading partners. Monthly fees that are expected to be charged to these customers range from $30 to $3,000 and up, depending on the level of service required by the customer.

The following summary diagram reflects the flow of content and activity between the specified components of the B2BXchange.net platform.

There are four boxes within the chart, each representing an area discussed on the previous page. The upper left box refers to Black Diamond Expert Users and lists specific opportunities for revenue from these customers. The lower left box describes the benefits for Green Path Novice Users. Both types of users are connected to the VerticalXchange and thus to each other. This is represented on the diagram by arrows pointing from VerticalXchange to each box.

The upper right box details the Tools to Drive Site "Stickiness" as outlined on the previous page and the lower right box summarizes Tools to Drive Transaction Revenue. These tools are used for both Black Diamond and Green Path users and thus are connected via arrows through VerticalXchanges. The Advertising Revenue which appears in the middle of the diagram indicates that we plan to offer advertising at each level within B2BXchange.net. A better representation of this chart is available within the HTML version of this Form 8-K.

B2BXchange.net

------------------------------------------------------------------------------------------------------------------------------------

  --------------------------------------------------                   -------------------------------------------------
  Black Diamond Expert Users                                           Tools to Drive Site "Stickiness"
  --------------------------------------------------                   -------------------------------------------------
   o   Deep & Specific                                                  o   Experts, FAQ Database
   o   Repeat Customer Revenue                                          o   Discussion Groups
   o   ASP Transactions Revenue                                         o   Education
   o   Commerce Enablement Revenue                                      o   Publications
   o   Solutions Integration Revenue                                    o   Associations
   o   Customization Revenue                                            o   Daily News Feeds
   o   Web Design Revenue                                               o   Powerful Search Tools
   o   Hosting and Access Revenue                                       o   Global Content
  --------------------------------------------------                   -------------------------------------------------
                      /|\                                                                     /|\
                       |                                                                       |
                       |                                                                       |
                       |                                                                       |
        VerticalXchange / VerticalXchange / VerticalXchange / VerticalXchange / VerticalXchange / VerticalXchange
                       |                                                                       |
                       |     /                                                           \     |
                       |     -------------------- ADVERTISING REVENUE --------------------     |
                       |     \                                                           /     |
                      \|/                                                                     \|/
  --------------------------------------------------                   -------------------------------------------------
  Green Path Novice Users                                              Tools to Drive Transaction Revenue
  --------------------------------------------------                   -------------------------------------------------
   o   Easy Site Creation, Focus on Participation                       o   VX Communities of Suppliers & Customers
   o   Facilitate Viral Growth                                          o   Professional Buying Tools
   o   Huge Specialized Content Potential                               o   Professional Selling Tools
   o   Prospect Database for Paying Customers                           o   Supply Chain XchangeEDI/XchangeXML
   o   Broadcast in English worldwide and work                          o   Distribution Management Tools, Extranet
       to add local language content                                    o   Storefront, XcomTOOLS
   o   Global Market Power(TM)                                          o   Auction Site, Green Path Content
  --------------------------------------------------                   -------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Subscriber Growth. By offering free, easy-to-use basic versions of electronic commerce applications within B2BXchange.net and by allowing subscribers to create their business web presence in one of over 1,600 industry-specific branded domains, we believe that the increased productivity and cost savings associated with doing business online will encourage both free registrations and paying subscriptions within B2BXchange.net. As the free subscriber base grows and as a percentage of companies are converted into paying customers, we believe that B2BXchange.net will develop into a virtual business community whose members can conduct electronic transactions with other registered businesses as well as communicate and trade with outside business concerns. We also expect that smaller suppliers will join one or more VerticalXchanges in order to have access to new business opportunities in areas they previously would not have been able to reach cost-effectively, and that this may generate even more suppliers as overall market acceptance grows.

We also intend that subscriber growth should also be driven by VX Specialists and Business Development Managers (BDMs). We currently employ a limited number of VX Specialists, commission-based or salaried individuals who are experienced in and have established contact within an industry-specific vertical market segment. They are chartered to focus on building the industry-specific content and subscriber base of particular vertical markets. BDMs are primarily commission-based salespeople who are chartered with building a variety of VerticalXchanges within a specific, but non-exclusive, geographic territory. Their focus will be on turning "free" subscribers into paying customers by building participation in one or more of the available VerticalXchanges.

B2BXchange.net software and services are expected to drive this cycle by including buying and selling tools, supply chain XchangeEDI/XchangeXML software, Extranet distribution management tools and XcomTOOLS commerce enabling software. The commission-based BDMs are expected to be deployed in a decentralized fashion with personnel stationed in numerous locations domestically and abroad.



RSPNetwork, Inc. - The Global Extranet Experts(TM)
--------------------------------------------------

RSPNetwork, which was formed in December 1998 through our acquisition of K&R Technical Services, Inc. (d/b/a TEAM Technologies), is a hosting, information technology consulting and systems integrator. Today RSPNetwork is a provider of a comprehensive suite of hosting and enhanced Internet professional services designed to enable customers to setup and manage their Web sites more effectively than with internally developed solutions. Its Web hosting services provide secure and robust solutions to meet the needs of businesses of all sizes as customer Web sites develop from low-end marketing "brochure-ware" to mission-critical e-commerce uses. The tools of B2BXchange.net are available through an "ASP" environment that is hosted and maintained within RSPNetwork's data centers and co-location facilities. The ASP model, combined with the tools and applications within B2BXchange, enable solutions that can give customers around-the-clock access to mission-critical applications and data at lower costs than maintaining in-house technical staff, systems and networks. In addition, RSPNetwork has a number of long-term client relationships (including several Fortune 500 companies) for which it provides systems and network integration services and professional support services such as onsite training and staffing.

RSPNetwork provides the infrastructure that allows companies to create business solutions on the Internet. In addition to providing business technology system design, implementation and support, RSPNetwork provides hosting services that we believe offer a high-quality, reliable blend of technological expertise, partnering ability and an in-depth understanding of business process modeling. We believe RSPNetwork is developing the infrastructure, resources, application management expertise and industry relationships required to capitalize on this emerging global market opportunity.

In addition to hosting B2BXchange.net and other mission-critical customized applications, global affiliates of RSPNetwork can provide professional Information Technology ("IT") services. These include design, development, implementation, support and maintenance of Internet and other information technology solutions on both a "fixed fee" and "time-and-materials" basis under short-term and long-term contracts. RSPNetwork is chartered to focus on the development of a global family of independent third-party systems integrator affiliates, or Regional Service Providers, who sell tools developed by the Company or who customize applications for customers using tools and services provided by the Company. These online tools and services include, but are not limited to, B2BXchange.net.

The RSPNetwork affiliate program is designed to recruit and train a global network of third party solutions integrators who can, among other objectives, assist with both the English and local language buildout of the more than 1,600 VerticalXchanges of B2BXchange.net. We believe that prospective affiliates of RSPNetwork have a myriad of opportunities with which to generate incremental revenue for their independent operations.

By recruiting and training affiliated RSPs worldwide, RSPNetwork intends to develop a scalable source of integration resources and authorized resellers to assist with the local language content of the VerticalXchange trading communities. While the primary trading environment is designed to rebroadcast in English from RSPNetwork co-location data centers worldwide, the addition of local language B2BXchange.net content from many nations is a part of the long-term RSPNetwork plan.

We believe RSPNetwork provides these advantages to its customers:

Performance and Reliability. RSPNetwork's hosting solutions help to ensure that customer web sites, applications, and data are continuously online. RSPNetwork operates a state-of-the-art Network Operating Center in Cedar Falls, Iowa, and is expanding to include multiple co-location facilities which access the capabilities of delivery partnerships with AboveNet Communications, and Onvoy Communications. Together, these data and co-location centers provide high-quality performance and reliability through features such as a redundant, high-speed, secure network architecture, direct connections through the world's largest Internet backbone providers, continuous system monitoring, alternate power sources, environmental controls, regular data back-ups and fault-tolerant hosting platforms. The network operations center monitors the RSPNetwork hosting operations 24 hours a day, 7 days a week and allows its staff to minimize service interruptions. Our data center features system administration to manage user IDs, passwords, and email accounts; backup and recovery operations. RSPNetwork uses Secure Sockets Layer ("SSL") encryption and digital certificates from VeriSign to provide secure data transmission across the Internet. In addition, our data center operations feature redundancy at multiple points to reduce system downtime. We work 24/7 to provide the service which allows our customer sites to remain open for business around-the-clock.

Through Remote Enterprise Management ("REM") for e-business, RSPNetwork offers the ability for clients to outsource enterprise management. REM allows companies to utilize our remote data center and expertise and manage LAN/WAN components and Web/Firewall services. REM monitors the status of servers, networks, applications and databases, using "agents" that are installed in a customer's mission-critical servers. If a problem is detected, the agents send an alert. Prompt action is taken to resolve the problem based on the customer's requirements.

Cost Savings. RSPNetwork's customers benefit from its focus on hosting and the capital resources and labor investments that have been made to support its hosting and enhanced Internet professional services. Customers attempting to replicate RSPNetwork's performance and reliability would need to make significant expenditures for equipment, personnel and dedicated Internet bandwidth. RSPNetwork's solutions are significantly more cost-effective and potentially more reliable than most in-house solutions deployed by SME companies. Businesses with low-end application requirements and businesses whose Internet operations require sophisticated mission-critical integration and support can benefit through a step-by-step implementation approach. The online business-to-business investment can be proven to provide immediate return on investment with each incremental level of participation. Users no longer have to commit to a huge IT budget in advance.

Customer Service. RSPNetwork is dedicated to providing the highest quality customer service and seeks to provide rapid and accurate responses through customer service personnel who can answer questions over the telephone or via e-mail. RSPNetwork has invested in advanced customer service software and call routing technology to streamline the customer service process. In addition, RSPNetwork's customer service organization can address technical problems and infrastructure support requirements of global customers 365 days a year.

For even more sophisticated users, RSPNetwork intends to provide traditional customization and "Legacy" systems integration services using RSPNetwork personnel and affiliates. Legacy systems are applications and data that have been inherited from platforms and techniques earlier than current technology; and yet, continue to serve a critical need within the customer's business. Many companies who are migrating to new technology require customization services of a vendor like RSPNetwork to enable the new technology to coexist and interact with their existing systems. RSPNetwork bills customers based on the amount of time and resources needed to complete individual customization and integration projects. This customized approach can result in significantly higher fees than the more automated B2BXchange.net revenue model.


Strategy / ISBU

Our strategy is to continue to internally develop or invest in promising Internet opportunities and technologies worldwide which we believe offer high growth and increased gross margin potential. As these opportunities and technologies are developed, we intend to consider packaging them together into branded Internet ventures and to consider seeking supplemental financing by offering minority equity interests in such ventures. We believe that this strategy may provide the ability to significantly increase overall shareholder value as well as provide capital to support long-term growth of our subsidiaries and our investments in emerging technologies.

The key elements of this strategy are:

Continue Our Acquisition Program. We intend to continue our acquisition program, which began with our acquisition of K&R Technologies in fiscal 1999, to capitalize on consolidation opportunities in the Internet professional services market worldwide and to build our ISBU technical resources, systems and infrastructure. Our goal is that these acquisitions will also result in substantial operating synergies, greater internal growth and cost savings due to economies of scale. We also hope to capitalize on certain "best practices" that we may identify within our acquisitions to maintain our competitive advantage and to ensure ongoing delivery of high quality Internet professional services to our customers.

Build the B2BXchange Brand. Building a strong B2BXchange brand identity within many market segments with a broad array of VerticalXchanges conducting many-to-many e-commerce transactions is a key element of our strategy. We believe that this brand, which currently includes more than 1,600 industry-specific descriptive Internet domain names, should be enhanced as B2BXchange.net rapidly expands our current FastStart program. The FastStart program is a marketing approach which uses dedicated internal resources for the rapid and simultaneous build-out of dozens of VerticalXchanges. We intend to continue to build our brand and strengthen recognition by marketing our full range of services through an integrated communications program using public relations, online advertising campaigns, targeted tradeshows, print ads, sponsorships, direct mail, and cooperative promotions with key Internet hardware and services vendors.

We also believe that B2BXchange.net provides an opportunity for Internet start-ups seeking a broader Internet audience than they are capable of implementing or achieving themselves. By syndicating their technology, product, service or content across the VerticalXchange trading communities, B2BXchange.net alliance partners should be able to expand their market reach, increase their selling opportunities and, perhaps, complete or even extend their business offering. Many of these companies have unique application solutions or value-added content but lack the resources and distribution system to maximize their product's potential. B2BXchange.net offers many companies, which may not be able to achieve critical mass in the marketplace on their own, a "soft landing" for their efforts. We intend to solicit alliance partners on the basis that, with the ".com" market fallout rate increasing, the syndication opportunities available through B2BXchange.net could be more attractive to technology company management and investors than many of the alternatives. Based on revenue sharing syndication opportunities, there is no longer a compelling reason to insist on "going it alone" in an effort to build a "dotcom" brand.

Build the RSPNetwork Brand. We intend to focus the activities for brand building for RSPNetwork around the global RSPNetwork affiliate program. This focus is intended to allow us to provide solutions for customers worldwide based on regional expertise and support as we capitalize on acquisition or partnerships with strong IT consulting companies or RSPs on a global basis. Such entities' local presence combined with the capabilities of RSPNetwork, and the alliance partnership between RSPNetwork and VFND's other companies, should help create market awareness and word-of-mouth reputation for our IT services. We also intend to create a value-added system for handling RFP (requests for proposal), RFQ (requests for quotation), and bidding on IT services and contracts. This program is planned to include matching RFPs to affiliates in the relevant geographic or subject area who have the expertise to handle customer requests. This program, to be based at www.RSPNetwork.com, is also intended to become part of B2BXchange.net's "mySystemsIntegratorXchange.com." We are also planning to offer other value-added services such as staff augmentation and REM services; however, these are at an earlier stage of development.

Expand Subscriber Growth. B2BXchange.net reaches subscribers through multiple methods including Internet-based marketing, direct mail, direct contact at tradeshows, indirect contact through referrals, and inbound and outbound telephone contact. B2BXchange intends to continue expanding these methods to further enhance its ability to attract customers. The planned efforts include the deployment of a worldwide commission-based Business Development Manager and Business Development Partner ("BDM") program as discussed earlier.

Leverage the B2BXchange and RSPNetwork Customer Bases. B2BXchange and RSPNetwork both intend to capitalize on the enhanced revenue potential of their respective customer bases and of any future acquisitions by leveraging the numerous cross-selling opportunities of the expanded line of branded service offerings. B2BXchange and RSPNetwork intend to use multiple sales methods, including a direct sales force, BDMs and RSPNetwork affiliates to target specific customer segments within the diverse customer base for deployment of new technologies. These activities allow us to cross-sell and upsell IT services and access to software applications, as we build recurring monthly revenues. We also plan to coordinate the efforts of both the B2BXchange and RSPNetwork sales forces to increase customer leads and referrals globally.

Develop Strategic Relationships. We have established and continue to seek strategic relationships that enhance our infrastructure and distribution capabilities and broaden our product offerings. We believe that our alliance partner and supplier arrangements with companies such as Microsoft Corporation, UUNET Technologies, Computer Associates, AboveNet Communications, Check Point, Sun Microsystems, and Oracle Corporation, among others, enable us to provide complete, scalable and reliable ASP/hosting solutions to our customers. Some of these relationships are with companies who have divisions or operations that may compete with us in certain markets. We believe that this will not hinder our business relationship with these companies.

The Global Market / ISBU

Many of the estimated 25 million SME companies operating globally are intimidated by the Internet. They know they need to use it to run their businesses to stay competitive. Their customers and trading partners are starting to demand it, yet they are slow to adopt new methods due to the technical challenges and are reluctant to risk changing their business practices. We are developing a number of solutions that can facilitate their implementation of new business-to-business technologies.

The U.S. Small Business Administration ("SBA") estimates that business-to-business electronic commerce transactions accounted for between $17 billion and $24.1 billion in 1998. However, less than 30 percent of the nation's small businesses accept orders on the Web, and far fewer can process credit card transactions. SME companies represent a significant economic force: more than half the Gross Domestic Product of the U.S.A. according to the SBA.

These companies are very sensitive to the cost of growing their businesses online. And with good reason: Gartner Group estimates that the average commerce-enabled corporate web site costs $1 million to get up and running effectively. Even packaged software becomes prohibitive once the typical three to five dollars in implementation costs for every dollar of software license fees are accounted for.

Growth of the Internet. The Internet is experiencing significant growth and is emerging as a global medium for communications and commerce. International Data Corporation ("IDC") estimates that the number of global World Wide Web users will increase from about 97 million at the end of 1998 to about 320 million by the end of 2002, a 34.6% compounded annual growth rate. IDC also estimates that the number of Web users in the United States will increase from approximately 53 million at the end of 1998 to about 136 million by the end of 2002, a 27.4% compounded annual growth rate. During this same period, the number of business web sites in the United States is projected by Forrester Research, Inc. to increase from approximately 650,000 in 1998 to approximately 2.6 million in 2002, a 41.1% compounded annual growth rate. This growth in the number of Web users and number of web sites is being driven by a number of factors including:

     o    the large and growing installed base of personal computers;
     o    easier and less expensive alternatives for Internet access;
     o    improvements in the speed, reliability and security of the Internet;
     o    electronic commerce-enabling technologies;
     o    higher quality and more diverse content on Web sites;
     o    an increase in the number of networked applications; and
     o the proliferation of broadband technologies that promise faster, more convenient access to the Internet.

Growth in Business-to-Business Use of the Internet. The dramatic growth in usage combined with enhanced functionality and accessibility have made the Internet an increasingly attractive medium for businesses to:

     o    disseminate information;
     o    engage in e-commerce;
     o    build customer relationships;
     o    streamline and automate data-intensive processes; and
     o    communicate more efficiently with dispersed employees.

A September 1999 Goldman Sachs Investment Research Report estimates that total business-to-business revenue will grow from $114 billion in 1999 to $1.5 trillion in 2004, a 67.5% compounded annual growth rate.

In the last several years, a large number of businesses have emerged with operating models that are exclusively dependent on the Internet. More importantly, traditional businesses of all sizes are working quickly to establish a Web presence and to learn to conduct business-to-business e-commerce on the Internet. Many of these businesses established their initial Web-based presence with a simple, static electronic "brochure" for marketing purposes. As they become more familiar with the Internet as a communications platform, an increasing number of businesses are implementing a more complex, mission-critical B2B-centered presence on the Internet that encompasses sales, customer service, customer acquisition and retention, employee communications and e-commerce between suppliers and business partners.

Trend Toward Broadband Communications. We believe that existing trends toward increase network bandwidth for wired, wireless, and satelite-based information networks bodes well for our business strategies. As an example, the network infrastructure is growing geometrically. According to EMC Corporation,:

         "A huge buildout of the fiber optic networks will make it seem as though bandwidth is free. The Web infrastructure will bulk up tremendously in the next five years with effective use of fiber-optic cable miles expected to jump from 20 million to 20 billion worldwide. The capacity of each fiber can be boosted a thousandfold by dense Wavelength Division Multiplexing (WDM) which uses multiple lasers and transmits several wavelengths of light (lamdas) simultaneously over a single optical fiber. Each signal travels within its unique color band, which is modulated by the data (text, voice, video, etc.). WDM enables the existing fiber infrastructure of the telephone companies and other carriers to be dramatically increased. Vendors have announced WDM system, or DWDM (dense WDM) systems, as they are also called, that can support more than 150 wavelengths, each carrying up to 10 Gbps (gigabits per second) Such systems provide more than a terabit per second of data transmission on one optical strand thinner than a human hair."

The net effect of all of this technology focus on the buildout of these superfast broadband delivery infrastructures by global communications companies: the future global availability of what we call "massively interactive content." VFND is now building the tools and refining the service offering of B2BXchange.net and our CEOS to become a syndicated provider of our own brand of Massively Interactive Content(TM).

Trend Toward Outsourcing. According to Forrester Research, Inc., U.S. firms (including SME companies) are now spending approximately 25% of their overall information technology ("IT") budgets on outsourcing services. These services include packaged application software implementation and support, customer support and network development and maintenance. We believe that the reasons for the growth in outsourcing include:

     o    the desire of companies to focus on their core competencies;

     o the increased costs that businesses experience in developing, maintaining and upgrading their networks and software applications;

     o the fast pace of technological change that shortens time to obsolescence and increases capital expenditures as companies attempt to capitalize on leading-edge technologies;

     o the challenges faced by companies in hiring, motivating and retaining qualified software development specialists, network engineers and other IT employees; and

     o    the desire of companies to reduce business deployment times and risk.

Trend Toward Web Hosting Outsourcing. Many SME companies lack the resources and expertise to cost-effectively develop and to continually enhance and host their own Web sites with evolving technologies while maintaining a fault-tolerant and scalable network infrastructure. SME companies typically lack the skilled technical resources and capital to design their own commerce-enabled Web sites and install, maintain and globally monitor their own Web servers and Internet connectivity. Large businesses typically require state-of-the-art facilities and networks that are monitored and managed around the clock by experts in Internet technology and that can be upgraded and scaled to meet the needs of mission-critical Internet applications. As a result, enterprises of all sizes are seeking outsourcing arrangements to help build effective Web sites, extend the global use of current sites and to improve site reliability and performance, while enjoying continuous monitoring of their worldwide Internet operations with reduced costs.

Trend Toward Application Hosting Outsourcing. Many SME companies and other businesses increasingly face competitive demands to automate key business processes. In the last several years, this problem has been exacerbated by a shortage of skilled technical and IT professionals worldwide. Until recently, implementation of Internet applications required development of customized in-house software applications or the customization of existing prepackaged software, making such customized implementations very costly and complex. This also made implementation time frames and costs unpredictable. Because of this, businesses of all sizes are expected to continue to outsource the hosting of these and other software applications to improve core business processes, reduce costs and enhance global reach.

B2BXchange combines the power of the ASP model with the electronic commerce market model. The Delphi Group found, in a survey of Fortune 1000 companies:

         "Nearly 40% of all respondents are already participating in a trading community, and fully two thirds participation is anticipated by year end 2000. This is telling in the perception of the importance and inevitability of the role of trading communities to facilitate the business process outside the brick and mortar walls of the average organization. Just short of 90% are expected to be participating by the end of 2001."

We believe that where the Fortune 1000 leads, the rest of the market should follow, and the SME companies who supply the big companies will be encouraged, if not forced, to participate in Internet-based online markets.

The e-market opportunity is growing dramatically. Morgan Stanley Dean Witter projects that corporate goods obtained through auction will grow from one percent in 1999 to five percent by 2003. A survey by Purchasing Magazine found that eight percent of purchasing managers had joined an online marketplace, and 71% said they planned to. Goldman Sachs found that 54% of enterprises are now doing some purchasing on the Web. Further, 43% expect to spend more than $500,000 on B2B software in 2000, concentrating mostly on e-markets, supply chain, and distribution capabilities. Most respondents indicated they expect to spend up to 25% of their e-commerce budgets on Internet-based solutions.

With the 1,600+ VerticalXchange Platform providing a broad infrastructure for e-marketplaces, we plan to position B2BXchange.net as a familiar destination where companies of all sizes can transact business securely as well as collaborate with peers and find pertinent industry-focused information. Zona Research said, "We feel that vertical industry sites offer unique advantages that come from building online communities, including working with like minded buyers and suppliers, and enabling the exchange of industry-specific news and information." eMarketer believes that 34% of business-to-business e-commerce will be transacted through public exchanges by 2004. Estimates by other researchers range from 30.5% by the Yankee Group to 63.4% by Keenan Vision.

The Global Opportunity. The B2BXchange opportunity is even larger when international markets are considered. As an example, Access Media found that the market for Internet, IT, and communications-related products and services among SME companies in France, Germany, and the United Kingdom is $40 billion, with online services rising from $5 billion in 2000 to $9 billion in 2002. IDC says ASP spending will grow to $7.8 billion for a 92 percent compound annual growth rate from 1999 to 2004.

Through the programs of B2BXchange, Inc. and RSPNetwork, Inc., we intend to gain first a foothold (and eventually a meaningful position) within in the following highgrowth markets. Our hosting, access, data storage, and regulated bandwidth revenue streams are expected to come from a market that Forrester Research estimates will grow to $16.8 billion in 2002. Our advertising revenue stream partakes in the online business-to-business ad revenue market, which Forrester predicts will grow to $720 million in 2000. Our application rental revenue streams should benefit from the tenfold growth Dataquest projects for ASP revenue, which is expected to grow to $22.7 billion in 2003. Our transaction revenue stream takes advantage of the nearly $850 billion in e-marketplace transactions by 2004 predicted by the Yankee Group.

Our strategy is to prove our core business and revenue models domestically and then aggressively market internationally. In preparation for international expansion, we are actively seeking global marketing partners to build the B2BXchange and RSPNetwork brands overseas. The B2BXchange platform is readily modifiable to support multilingual content and can empower these regional alliance partners to leverage our investment in Internet technology by providing global e-market content in English while adding localized content in the native language(s) of each region. Bringing overseas subscribers into the B2BXchange network and enabling them to find new trading partners and transact business online should enhance the network effect and Global Market Power(TM) for all B2BXchange.net and RSPnetwork customers.


Products / ISBU / B2BXchange / RSPNetwork

ISBU's Commerce Environment Operating System. The CEOS, as described in Internet Services Business Unit (ISBU) section earlier in this Form 8-K provides the infrastructure for our business-to-business Internet solutions under license.

CEOS platform-based tools and applications are currently specified to include, but are not limited to:

XchangeBUILDER(TM) - Easy-to-use template-based system for Web design. This completely automated system allows untrained users to create, edit, monitor and manage professional-looking Web sites without knowing complicated developer languages or file-transfer processes. XchangeBUILDER allows users to create and modify content using professional templates, and enables real-time modifications to personal, private and partner Web sites. No HTML (hypertext markup language) experience is required. The continued simplification of the user interface of B2BXchange.net is a high priority for our entire team.

XchangeEXPERT(TM) - Dynamic knowledge database. This dynamic knowledge database allows companies to capture, collect and disseminate information and knowledge using a topical online database. Information associated with projects, processes and best practices can be collected and retained in a set of tightly organized, and linked databases that support key corporate initiatives and this information can be made available to anyone in the company. "Experts" provide the input through question and answer exchanges. Users seeking answers to questions can query existing knowledge bases or submit a question to one or more designated experts. Experts edit and respond to questions in a secure area. Once the answer is complete, an e-mail notification is sent to the questioner and the database category or topic is automatically updated. Answers in the knowledge base can contain attached documents, links to additional resources on the company Intranet, or links to public sites on the Internet.

XchangeSEARCH(TM) - Tools for finding information on the Internet quickly. This easy-to-use search engine enables users to perform complex searches more quickly and easily within B2BXchange.net. There are many kinds of searches which we believe customers will want to perform on the data within the "Public,""Private" and "Partner" portions of the Web sites contained in our fault-tolerant data centers. As we add significant subscriber content, we plan to add a more powerful set of features to our VXsearch(TM) software within B2BXchange.net. The VX software allows the user to search not only for keywords, but also to search by pre-set "context variables," allowing the keyword search to be conducted only within one or more specified VerticalXchanges. For example, a user might search for the keyword "Cobra" only within the "myMuscleCarXchange.com" versus "myGolfXchange.com" or "myAnimalBreederXchange.com." Ultimately, we plan to have the ability to exclude variables as well as to incorporate various types of delimiters for VXsearch functions. Since we control both the content location and the data structure, we can create a search tool with tighter coupling to the data and thus let the system do the sorting and elimination instead of the searcher.

We plan to add numerous search features to the VXsearch tool that empower a user when they run an alphabetical list of all VerticalXchange subscribers to B2BXchange.net. As we grow, we will need to have this "List All Sites" procedure allow us to specify one letter through another letter in case the user wants to just pull up all Web sites that begin with the letter "M" through the letter "P", whether within an industry-specific VerticalXchange or as a subset of the entire alpha-sorted database. Additional functionality should offer vendors a simple, plain English, keyword feature for increasing the yield of VXsearch results. We will endeavor to continue to increase the effectiveness available when searching VerticalXchange "Description" fields by specifying fields such as city, county, state, country, zip code, area code, and other context delimiters which may become more useful as the content database becomes truly massive. As the scope of our managed Internet content grows, these types of features can save valuable time for the user suffering from information overload.

XcomTOOLS(TM) - Comprehensive Tools for commerce-enabling businesses via the Web. XcomTOOLS is a powerful suite of electronic commerce software developed by VFND which incorporates integrated sales management tools, supports multiple languages for global web site sales, allows multiple warehouses and shipping locations, and accepts instant credit card transactions and open accounts. Modules include an electronic showroom and catalog where customers can browse and order products and a site management tool to create specific targeted promotions to allow individual personalized and customized marketing. Store, product, and customer-specific sales promotions allow individual targeted selling based on customer history or buying habits. Site administrators can create tailored sales and product line reports, which can be saved and run automatically. An inventory management tool provides inventory visibility for multiple warehouses and multiple shipping locations. An integrated sales management tool provides account information for sales representatives. B2BXchange licenses the proprietary XcomTOOLS application, as well as several other tools listed here, from VFND as part of the CEOS, platform-based VerticalXchange solution.

 XchangeERP(TM) - Comprehensive tools for purchasing goods and services. Enterprise resources are the goods and services required to operate a company, ranging from items such as information technology, telecommunications equipment and professional services, to recurring items, such as office equipment, supplies, travel expenses, maintenance and repairs. Today, most SME companies and other businesses use paper-based methods to acquire and manage operating resources. Much of the process is costly and time consuming and often requires a clerk to re-enter data. It can become an administrative logjam as various individuals and departments are involved in the approval cycle.

Enterprise Resource Planning ("ERP") software, which is usually installed in a company's Information Technology department and is accessed through the company's internal network, addresses the issues of procuring goods and services and tracking them through a system. ERP software, which provides a modern, electronic infrastructure that allows corporations to manage resources strategically, is generally a very costly expenditure for SME companies to justify. XchangeERP, which is currently in the concept development and partnering stage, is expected to offer not only traditional ERP functions but also to leverage Internet technologies to make it affordable through a secure connection to the Internet. When released, we expect that participating SME companies will pay a monthly subscription fee to use XchangeERP and lower overall transaction costs. XchangeERP is intended to be more than just another electronic procurement solution because we expect it to help streamline the management of most operating resources, including capital equipment, services, and other items requiring approvals through the internal business requisition processes. XchangeERP is intended to provide a comprehensive system for managing most items requiring approval within one integrated and secure system accessible via the Internet.

XchangeEDI(TM) and XchangeXML(TM) - Protocols and formats for exchanging business data. With the fast pace of business today, we believe that the more rapidly SME companies and other businesses get a handle on supply chain management by exchanging Electronic Data Interchange ("EDI") and eXtensible Markup Language ("XML") formatted information with their vendors and suppliers, the more streamlined their businesses will become. Protocols and formats provide the capabilities to let businesses work in a global marketplace at a reasonable cost that even small businesses can afford. The cost savings and productivity increases that come with automated supply chain management systems such as XchangeEDI and XchangeXML can offset the monthly fees and the reasonable upfront costs involved in embracing a system of standardized data communications.

Using XchangeEDI and XchangeXML through B2BXchange.net provides timely access to key business information at every point in the supply chain. Trading partners could take control of their inventory, receive purchase orders directly into their accounting and back office systems, and generate and transmit automated order confirmations, shipping notices and invoices. This automated and streamlined transaction system could allow "just-in-time" inventory control and make invoicing faster and more accurate. Document tracking reports can become a part of the total system so that information is available online in real-time. Once businesses become electronically enabled with XchangeEDI or XchangeXML, they can share information with other similarly enabled companies, transact online business efficiently through B2BXchange.net, and take advantage of the global reach of the Internet. The ISBU has numerous programs underway which should intersect these emerging online technologies of the future.

StorageVault(TM) - Online data storage and delivery solution. Our development of a data storage and data delivery solution, StorageVault, is anticipated to provide a secure and cost-effective Internet-based alternative to physical document storage, delivery and faxing. The StorageVault solution is currently being designed to provide reliable and secure storage, delivery and tracking of digital files using encrypted file transport/storage and digital certificates for identity verification purposes. The StorageVault solution is intended to allow companies to create a secure storage area on the Internet to deposit and retrieve documents. This solution also provides automatic backup and restore capabilities to allow users to perform automated backups to StorageVault.

DataQuarry(TM) - Web-based data mining. DataQuarry is planned as an Internet-based data mining system to help businesses understand customer buying patterns that can lead to strong strategic and tactical product and sales decisions. The system is specified to help companies gather, store, sort and analyze large quantities of product and sales data with the goal of understanding their customers' purchasing habits. DataQuarry is expected to keep track of multiple customer purchases by utilizing MarketBasket(TM) technology to determine which products are typically purchased together, which are rarely purchased, and which are purchased more often in a particular geographical area. When paired with customer demographic information, companies could use DataQuarry's MasterProfile(TM) feature to quickly determine which types of customers purchase particular items based on psychographic marketing profiles -- the sum total of the psychological, economic, educational and socioeconomic background of an individual customer.

netIntersection(TM) - Communities based on geographical area or common interests. netIntersection is intended to allow Internet users to create their own online "hubs" populated by people and organizations with similar interests. These virtual communities can be based on unlimited themes, from geographic areas to vertical industries to specific popular themes such as music, education or politics. These communities are expected to be global, supporting multilingual character sets and hosted at high-bandwidth facilities with fast international data connections. Internet users of like minds come together on a community site to share ideas, interests, and expertise, and to publish content, files and software accessible to other users with common interests. netIntersection plans to offer members free disk space to set up the new community, along with free e-mail accounts, web site design tools, content management tools, customized threaded discussion groups, live real-time chat boards, personal planners, and more. After creating an initial community of interest, a "subscriber" could upgrade to "customer" status and receive fee-based premium features and enhancements. These upgrades are expected to include a unique domain name, increased disk space, electronic commerce capabilities, automatic submission of the site to search engines, aggregation of topically-focused third-party content, enhanced content management tools, secure digital file delivery, and collaborative workgroup software. netIntersection expects to allow subscribers and customers to create and maintain their own targeted and focused virtual space where they can interact with others of similar interests and create their own growing community on the Internet. Components of this project have been repurposed and incorporated into B2BXchange.net. We expect to revitalize and redirect the netIntersection project with components of the CEOS at the appropriate time.

netAppliances(TM) - Data assimilation and communication. We are working on innovative new user interfaces for accessing and utilizing large amounts of Internet data. While the focus of the software is to facilitate ease of use for novice and non-technical users, our systems approach leverages some level of highly specialized hardware. Whether in the emerging world of the wireless web or the realm of home or office netAppliances, we believe our software efforts will eventually be embedded in the Internet access habits of a large cross-section of users of the Internet worldwide. We currently plan to move into limited beta test with an initial product offering in this sector late in the December 2000 quarter.

B2BXchange, Inc.. B2BXchange.net is an Internet portal which allows SME companies and other businesses to easily create and operate e-commerce Web sites to facilitate secure online transactions with their customers and trading partners. While we expect some SME companies to use B2BXchange.net as their sole Web presence, other businesses are expected to use our VX Platform to supplement their existing Web site(s) by linking to them from their site at B2BXchange.net. By aggregating these commerce-enabled, SME companies' Web sites within industry-specific vertical market segments we intend to create virtual trading communities that can enhance a subscribing company's chances of business success on the Internet. B2BXchange.net provides free basic versions of software tools and applications, along with specific allotted amounts of network disk space usage and Internet bandwidth to subscribers. Subscribers who exceed those allotted amounts become paying Customers who are charged a monthly fee for upgraded tool and application features, more disk storage space for their data, and more network bandwidth for faster system access by their employees and trading partners. Monthly fees range from $30 to $3,000 and up, depending on the Service Level Agreement ("SLA") selected.

Future Releases of B2BXchange.net. Planned releases will focus on tools of simplification for the user including implementation of a solutions-oriented approach that provides step-by-step instructions for creating and using the environments based on the skill level of the user. The "Green Path" is designated for the novice or uninitiated user who wants to get listed in a VerticalXchange and quickly set up a site. This level is planned to be intuitive enough that people can get into the VerticalXchange quickly. The "Black Diamond Path" is for advanced or expert users who have more experience with the Internet and want to delve into more features of XchangeBUILDER and, perhaps, create an Intranet or a global Extranet.

Release numbers 2.5 and 2.6 are specified to offer tools and applications targeted at empowering the supply side, including expanded VXauction(TM) capabilities and the implementation of buying/selling functionality including the e-Purchasing tools of an alliance partner. The planned tool enhancements enable electronic inter-networking of buyers and suppliers by allowing purchasers to order goods and services online directly from suppliers' electronic catalogs. This solution should provide the foundation for electronic marketplaces where buyers and sellers of all sizes and levels of technological sophistication can trade. Buyers can search, compare and purchase goods and services from a vast array of suppliers, create purchase orders, choose a payment method, and track and control their purchasing.

RSPNetwork, Inc. - Professional Services. Complete IT services for SME companies and other businesses. RSPNetwork provides professional services on both a fixed fee and time-and-materials basis under short-term and long-term contracts. Services include design, development, implementation, support and maintenance of information technology solutions with an emphasis on Internet solutions. RSPNetwork provides Web hosting from $100 to $2,000 per month and up. RSPNetwork offers remote enterprise management ("REM") that uses its centralized employees to monitor customer systems from its Network Operations Center in Cedar Falls, Iowa. Fees for this service start at $1,125 per month and increase with the size and complexity of the assignment. RSPNetwork also provides staff augmentation services that supply its technical resources to customers on a contract basis. Billing rates for professional services vary with the degree of complexity of the assignment and the experience of the required professionals. Standard billing rates range from $50 per hour to $200 per hour.


Product Development / ISBU

Our success depends on making ongoing investments in product development to ensure the timely introduction of leading edge Internet-based application services in response to changes in technology, market demands and customer requirements. VFND is committed to acquiring, designing, commercializing and upgrading new and existing Internet-based services that generate recurring monthly revenue, attract new customers, and gain more revenue from existing customers by allowing the sales department to cross-sell and upsell.

As of June 30, 2000, we employed approximately 45 people in Internet services product development and product/project management activities. Our Internet services development organization consists of multiple project teams of software developers and product marketing specialists focused on both development stage Internet services and services currently being marketed and sold.

The Company has spent $3.7 million in the past three years in software development and plans to increase spending in this area in the next several years.

Critical factors in the delivery of our services include: staying competitive technologically, recruitment and retention of consulting and development professionals, and the continued development of the perception of the Internet as an appropriate place to transact mission-critical business. We have a proven track record for meeting technology challenges and in attracting and retaining talented people.

Sales and Marketing / ISBU

We sell our products through in-house sales professionals, both wholly owned and affiliated RSPs and through commission-based contractors who sell to subscriber prospects and other sources. As of June 30, 2000, we had 22 in-house sales and marketing professionals operating in Cedar Falls, Iowa; Eden Prairie, Minnesota; Chicago, Illinois, and San Francisco and San Jose, California. These sales and marketing professionals are highly trained in technology solutions and are available for travel to other locations throughout the world offering our solutions to prospective partners, affiliates and customers.

B2BXchange also expects sales of monthly fee-based subscriptions to B2BXchange.net to grow virally via word-of-mouth referrals from customers, in particular as our Extranet customers invite their suppliers and distribution partners to participate. B2BXchange products are also supported by Web advertising efforts, targeted tradeshows, direct mail marketing efforts, low-cost sponsorships providing high visibility for our brands in venues with large numbers of participating enthusiasts.

Our marketing and sales efforts are designed to position B2BXchange.net as the new archetype for conducting and managing business relationships in a global marketplace. We explain to potential customers that our new model utilizes a comprehensive Internet tool set that provides everything SME companies need to continue their migration to embrace Internet e-commerce. We attempt to differentiate ourselves by explaining that, in our view, this enterprise-wide focus is not currently being addressed by our competition. Most competitors are highly fragmented software tool vendors, consulting firms, electronic community builders, marketing firms, and materials and services exchanges. By encompassing most of these products and services within B2BXchange and offering the existing backend or "Legacy" system integration services and data center support of RSPNetwork, we can distinguish ourselves as the one-stop shop for SME companies to implement business-to-business e-commerce.

Our sales and marketing plan is based on the following fundamentals:

1. Create brand awareness of B2BXchange through sponsorships so that businesses appreciate the value of subscribing and try the tools and services of B2BXchange.net. We believe that we can establish a strong brand identity for both the B2BXchange and many of the industry-specific VerticalXchange brand names. Market segments represented by potentially large and affluent audiences like mySailingXchange.com, myRacingXchange.com, myGolfXchange.com and mySportAviationXchange.com are typical of e-market segments where we intend to use high profile sponsorships to drive brand awareness. Participating enthusiasts in these and other niche areas include decision-makers in a variety of industries. Sponsorships offer a low-cost way to increase exposure of the B2BXchange brand. These sponsorships use logo-emblazoned products or banners in high-visibility locations, such as sails for mySailingXchange.com and decals on aerobatic planes during high-profile events. Each of these sponsorships is designed to stimulate activity and cause SME growth companies to become content participants in one or more of our industry-specific VerticalXchanges.

2. Enhance offerings by partnering with recognized leaders in many vertical industries. We have established and intend to continue to establish strategic relationships with hardware and software manufacturers as well as service and content providers in various industries. We believe that our strategic alliances will continue to provide increasing access to value-added applications and services for our customers. In addition, these alliance partners are expected to help develop the B2BXchange and RSPNetwork brands.

3. Market new services to free subscribers to encourage upgrade to Service Level Agreements as a paying customer. By offering free, easy-to-use basic versions of electronic commerce applications within B2BXchange.net, we believe that the increased productivity and cost savings associated with doing business online will further decrease any existing barriers to usage. By offering comprehensive, high-value applications and services, we plan to entice free subscribers into becoming recurring revenue customers through monthly Service Level Agreements.

4. Provide expanded services, including hosting, Web site development, and 24/7 management, monitoring and maintenance services as part of the overall business-to-business solution. Through our in-house web development group, XchangeSTUDIO(TM), we are able to provide Web site customization and development services. Through RSPNetwork and our state-of-the-art Network Operating Center in Cedar Falls, Iowa, we offer hosting and access, systems integration, customization, IT consulting and many other professional services.



To accomplish our objectives, we began in May 2000 to pursue a broad spectrum of sales and marketing programs, some of which are targeted at the broad business-to-business market and some of which are targeted to specific vertical industries. In each case, we used and will continue to use the medium that market feedback indicates is best suited for reaching industry-specific VerticalXchange targeted audiences.

We currently intend to take advantage of the following marketing venues/mechanisms to promote our brand names:

     Target: General computer and Internet trade audience, industry-specific VerticalXchange audiences
     o    Direct marketing through print advertising & direct mail
     o    Web banner advertising
     o Press releases through wire services, e-mail and other online venues, and general PR distribution
     o    Tradeshow exhibition
     o    Large venues of enthusiasts - sponsorships
     o Speaking opportunities at trade exhibits, association conferences and selected industry events
     o Participation in associations as a member organization and active committee member, where appropriate
     o Co-branded marketing with strategic partners through their marketing programs, both to their distribution channel(s) and to business customers
     o    Online seminar programs, as a participant, sponsor or speaker

     o Active participation with industry research companies such as Zona Research, Yankee Group, Delphi and others for development and distribution of technology papers and as a participant on their conference programs

     Target: B2BXchange subscriber and customer base and RSPNetwork customer base
     o    Web advertising
     o    Online newsletters
     o E-mail re: new products and services to subscriber and customer base through "opt out" and "opt in" mail programs

     Target: Alliance partners' customer base
     o    Web advertising
     o    Online newsletters
     o E-mail re: new products and services to subscriber and customer base through "opt out" and "opt in" mail programs
     o Co-op advertising with select partners using specific prospect qualifications


Revenue Model / ISBU / B2BXchange / RSPNetwork

ISBU's CEOS. The Commerce Environment Operating System is made up of a complex series of online applications which offers capabilities that can be extended continuously over time. The CEOS also offers content creation tools and third-party content feeds to provide stickiness and transaction tools intended to drive buy/sell transaction fees in multiple vertical market segments. The ISBU has agreed to provide exclusive worldwide end user licensing rights for B2BXchange to implement the components of the CEOS under the B2BXchange brand. The ISBU has likewise agreed to provide exclusive worldwide reseller licensing rights for RSPNetwork to implement the components of the CEOS under the B2BXchange brand. The ISBU may license some or all of the components of future versions of the CEOS under other brands in the future.

B2BXchange. The B2BXchange revenue model is similar to the ASP revenue model in that it intends to generate revenues from system usage, application rental, transaction fees and advertising. We intend to generate recurring monthly revenues from end users of B2BXchange.net with needs in the following areas:

                 Needs                                Sources of Revenue
     o    Hosting & Access            VerticalXchange customer sites
     o    Regulated Bandwidth         More user visits = higher charges to subscribers
     o    Data Storage                Private site document center, large Web sites
     o    Application Rental          Our own tools and third party tools
     o    E-commerce transactions     No transaction charge for limited storefronts;
                                      upscale transaction sites are chargeable
     o    Advertising                 Ads available at all three tiers of the architecture:
                                      Toolkit, VerticalXchanges, Subscriber sites
     o    Intranets                   XchangeSTUDIO Custom Development
     o    Extranets                   XchangeSTUDIO Custom Development
     o    Buying Tools                Scheduled for Release 2.5 to 2.6
     o    Selling Tools               Scheduled for Release 2.5 to 2.6
     o    VX Auction Site             Operating now, major upgrades planned for Releases
                                      2.45 through 2.6

As we obtain a critical mass of business-to-business transactions, we intend to offer marketing research on purchasing behavior to manufacturers, advertisers, and trade publications, augmenting a growing advertising revenue stream.

RSPNetwork. The RSPNetwork revenue model generates revenues from professional services, customization and integration of backend systems. Through wholly owned operations and international RSP affiliates, we intend to generate recurring monthly revenues from customers with more sophisticated needs in the such areas as the following:

                 Needs                                Sources of Revenue
     o    Hosting & Access            VerticalXchange customer sites
     o    Regulated Bandwidth         More user visits = higher charges to subscribers
     o    Data Storage                Private site document center, large Web sites
     o    Application Rental          B2BXchange and third party tools
     o    System Integration          Customization and backend systems integration through
                                      IT professional service consulting staff and
                                      RSPNetwork affiliates
     o    E-commerce transactions     No transaction charge for limited storefronts;
                                      upscale transaction sites are chargeable
     o    Intranets                   Custom Development by RSPNetwork affiliates using
                                      B2BXchange toolkit
     o    Extranets                   Custom Development by RSPNetwork affiliates using
                                      B2BXchange toolkit
     o    Buying Tools                Custom Development by RSPNetwork affiliates using
                                      B2BXchange toolkit
     o    Selling Tools               Custom Development by RSPNetwork affiliates using
                                      B2BXchange toolkit
     o    VX Auction Site             Operating now, major upgrades planned for Releases
                                      2.45 through 2.6
     o    Staff Augmentation          Providing on-site support and service on a 24/7 basis
     o    Remote Support              Providing management, monitoring and maintenance of
                                      customer systems on a 24/7 basis


Pricing / B2BXchange / RSPNetwork

B2BXchange. The Company provides basic usage of B2BXchange.net for free. Once a subscriber exceeds predetermined disk space, network bandwidth, and other limits, a multi-tiered schedule of monthly charges go into effect. We arrive at our pricing for B2BXchange based on both our internal gross margin objectives and customer perceived value. We review our pricing regularly to ensure that potential gross margin contributions are not overlooked. We believe customers will pay these prices based on the value they receive. B2BXchange.net is designed to allow our customers to achieve a significant return on investment through both operating cost reductions and extending the reach of their marketing message as it is syndicated with those of other VerticalXchange participants and rebroadcast to worldwide markets through the Global Market Power(TM) of B2BXchange.

There are currently seven pre-packaged Service Level Agreements for "Green Path" for novice users. Each SLA includes:

     o Access to over our 1,600+ VerticalXchange Platform supplying industry-specific content and software tools
     o E-mail address and departmental tools for every employee in the subscriber's organization
     o    Expert answers to subscriber's industry-specific questions
     o    Availability of global Intranet & Extranet tools and capabilities
     o    Unlimited discussion groups

Service levels currently differ by the amount of space and bandwidth required, the size of the company's Web site, e-store, and size of company's Expert database. These service levels currently include, but are not limited to:

------------------------- -------------------- --------------------------------------------------------------------------
     Service Level               Cost                  Includes these features in addition to those listed above
------------------------- -------------------- --------------------------------------------------------------------------
Free Basic                FREE                 5 MB Disk space, 1/2 GB Bandwidth, 5 web page, 10 product store for partners and customers, 10 product store for employees
------------------------- -------------------- --------------------------------------------------------------------------
Associate                 $    29.95 / month   20 MB disk space, 1 GB bandwidth, 128 bit SSL security, 100 product store for partners and customers, 100 product store for employees
------------------------- -------------------- --------------------------------------------------------------------------
Merchant                  $  199.00 / month    40 MB disk space, 3 GB bandwidth, 128 bit SSL security, 300 product store for partners and customers, 300 product store for employees
------------------------- -------------------- --------------------------------------------------------------------------
Growth Company            $  349.00 / month    100 MB disk space, 10 GB bandwidth, 128 bit SSL security, 500 product store for partners and customers, 500 product store for employees
------------------------- -------------------- --------------------------------------------------------------------------
Corporate                 $  599.00 / month    200 MB disk space, 15 GB bandwidth, 128 bit SSL security, 2000 product store for partners and customers, 2000 product store for employees
------------------------- -------------------- --------------------------------------------------------------------------
Enterprise                $1,299.00 / month    1 GB disk space, 30 GB bandwidth, 128 bit SSL security, 10,000 product store for partners and customers, 10,000 product store for employees
------------------------- -------------------- --------------------------------------------------------------------------
Fully Customized          $2,999.00 / month    Specifications are negotiable
------------------------- -------------------- --------------------------------------------------------------------------

RSPNetwork. For RSPNetwork consulting clients with more advanced, or "Expert Path," needs, we provide Web site hosting for monthly charges ranging from $200 and up, along with Remote Enterprise Management for monthly charges starting at $1,125 per month. Costs increase with the size and complexity of the assignment. We also intend to provide staff augmentation and other professional services through our RSPNetwork affiliates. Currently, pricing for professional services ranges from $50 per hour to $200 per hour in most markets. Ultimately, RSPNetwork intends to collect a portion of professional services revenues generated by RSPNetwork affiliates.

RSPNetwork affiliates may generate revenues from their participation in the development of B2BXchange.net both directly from their local customization customers and as resellers of certain online tools offered to their customers from within the ASP model of B2BXchange.net. RSPNetwork earns a portion of its revenues from what is effectively an exclusive worldwide license to offer the tools of B2BXchange.net to affiliated third party resellers who meet the training and support requirements set out by RSPNetwork. In addition, RSPNetwork maintains its own consulting and professional services resources as a part of its wholly owned solutions integration operations. RSPNetwork intends to increase the scope and size of these wholly owned operations through selective acquisitions activity with the "best of the best" from within the diverse solutions integration businesses operating in one or more of the 64 targeted marketplace hubs which RSPNetwork has identified worldwide. Within these geographically dispersed spheres of economic influence, RSPNetwork intends to embark on an aggressive program for recruiting system integration affiliates as RSPs in the following areas:

          o    North America        16
          o    Asia                 24
          o    Europe               16
          o    Latin America         8
                                   ---
          o    Total Worldwide      64

In short, the expansion and brand recognition of B2BXchange.net as a destination portal should assist RSPNetwork in the recruitment of solutions integrator affiliates. Controlling a large network of technically competent and geographically dispersed RSPs should improve customer satisfaction and speed the rate of technology adoption by the customers of B2BXchange.net.


Manufacturing / ISBU

The ISBU does not currently manufacture any traditional "hardware" products. Our products are Internet-based software and professional services based on the principle of "write once and sell many times." We are focused on products which enable recurring monthly revenues.

Service and Support / ISBU

As of June 30, 2000, the ISBU had 66 professional services and support staff offering custom development, legacy intregration, maintenance, installation, and support services on a fee basis. Customers retain the services of these professionals on a fixed-fee or time-and-materials basis under short-term and long-term contracts. Support for B2BXchange.net and related tools and applications is performed via online help, via telephone or through B2BXchange.net's e-mail support. Support staff are located in Cedar Falls, Iowa, and Eden Prairie, Minnesota, and are available to help customers around the clock. We expect to expand our commitment to provide first-rate support through a growing network of affiliated support professionals.


Competition / ISBU

We compete in the electronic technology and Internet service arenas that are comprised of numerous companies providing a variety of new technologies. This market is highly competitive. We believe the principal competitive factors in this market are ease of use, adoption rates, brand recognition, system performance, providing a variety of value-added services, functionality and features, completeness of solution, quality of support. and, most importantly, our ability to convert "free subscribers" into paying customers.

Given the scope of the B2BXchange platform, we presently believe that we have no immediate and direct competition, but we recognize that there are numerous alternatives to our services in the marketplace. Our consulting business competes directly and indirectly with many consulting firms, including the "Big 5", as well as numerous Internet and application hosting companies.

Since we offer a large range of products and services, our competitors include a wide variety of companies and organizations, including Internet software, content, service and technology companies, telecommunication companies, cable companies, and equipment suppliers. In the future, we may encounter competition from providers of Web browser software and other Internet products and services that incorporate competing features into their offerings.

The current and potential competitors of B2BXchange include:

o ASPs and electronic commerce tool providers such as Ariba, CommerceOne, and VerticalNet
o Portals targeting SME companies such as those by BigStep, Unibex, Microsoft, Oracle, and IBM
o Web hosting and Internet services companies such as AboveNet Communications, Exodus Communications, and other local and regional Web hosting and Internet services providers
o National and regional Internet service providers such as Verio Inc., Concentric Network, UUNet Technologies, and PSINet.
o Global telecommunications companies including AT&T Corp., British Telecommunications, Telecom Italia, and Nippon Telegraph and Telephone.
o Regional and local telecommunications companies, such as Qwest Communications, and including the regional Bell operating companies such as Bell Atlantic and Pacific Bell.
o Companies that focus on hosting applications within their data centers such as USinternetworking, and IBM Global Services
o    Audio and video content hosting companies such as Yahoo's Broadcast.com.

Both Ariba and VerticalNet could become more directly competitive due to their recent acquisitions of complementary technologies that indicate that they aim to provide comprehensive marketplaces similar to our strategy. While each has historically concentrated on a narrowly-focused area, it is likely that many competitors will enter industry-specific segments within the Internet and the related B2B space.

We believe B2BXchange.net is set apart from the competition because of the comprehensiveness of our product offerings, the years of software development and brand marketing experience our personnel possess, our access to state-of-the-art tools, and our large branding opportunity enabled by our investment in the 1,600+ VerticalXchange Platform, or domain "real estate" with descriptive names. Our horizontal breadth is designed to differentiate us from competitors who focus on a particular vertical market or vertical software application solution, like procurement or auctions. We plan to provide everything an SME company needs to transform into a global eBusiness.

Of business-to-business services, Ariba (hosted B2B procurement) and VerticalNet (brochureware content sites) both now seem to be targeting integrated marketplaces with content as well as e-commerce tools. Based upon what we know, neither currently shows signs of developing the hierarchical structure and breadth that we intend for B2BXchange.net. We believe Ariba is likely to remain focused on procurement, and VerticalNet is likely to remain focused on providing broad-based content delivery through a mixture of proprietary and third-party exchanges. It remains to be seen whether either competitor will adopt a clear focus on SME companies or whether they could be successful with that type of strategy.

The competitors who most closely resemble our business plan are BigStep and Unibex, both of which are startups targeting SME companies. BigStep offers public Web page building tools and e-commerce stores. To our knowledge, they do not, however, offer Private or Partner Web sites, nor do they provide or serve multiple vertical marketplaces. Their emphasis appears to be on enabling small businesses to sell to the public, rather than true business-to-business e-commerce. Unibex offers auctions, catalogs, and a virtual tradeshow. Companies can build a presence within Unibex, but they are generally limited to directory-style listings. To our knowledge, Unibex does not offer site "stickiness" tools like knowledge management, email, or discussion groups. Although they do offer vertical marketplaces, they are narrowly focused on procurement. They appear to be partnered with a single association, the National Association of Manufacturers (admittedly a significant organization), rather than the hundreds of associations B2BXchange is targeting as alliance partners.

While competitors such as Microsoft, Oracle, and IBM have announced they are targeting small businesses, we believe our experience in our target market sectors and our partnerships with leading edge Internet companies will afford us a substantial basis to compete even with such large, well-known, well-capitalized competitors. In addition, we believe our direct marketing and brand development experience will enable us to take a mass marketing approach to e-business services.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, some of these competitors may be able to develop and expand their network infrastructures and service offerings more efficiently and/or rapidly than we can. They may be able to adapt to new or emerging technologies and changes in customer requirements more quickly than we can. They may be able to take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or other partnering programs to provide additional services that compete with those provided by us and, additional services which, although not competing with us, may give them an edge in the areas in which we do compete.

RSPNetwork consulting and systems integration services compete for projects and staff with many competitors who have more experience and resources than RSPNetwork. Substantially all of the Big 5 Accounting firms, Cambridge Technology Partners, Diamond Technology Partners, USWeb/CKS, Whitman-Hart and a large number of smaller firms compete to locate, hire or purchase resources in this area.


Intellectual Property and Proprietary Rights / ISBU

We currently have not yet patented technology that would preclude or significantly inhibit competitors from entering the market. Important features of our products are incorporated in proprietary applications, some of which are licensed from others and some of which we own. We plan to protect our proprietary applications with a combination of patents, copyrights, trademarks and trade secrets, employee and third party nondisclosure agreements and other methods of statutory and contractual protection measures.

Despite these precautions, unauthorized third parties may be able to copy certain portions of our products or to reverse-engineer or obtain and use information that we regard as proprietary. Further, our intellectual property may not be subject to the same level of protection in all countries where the products are sold. There can be no assurance that the measures we take will be adequate to protect the intellectual property or that others will not independently develop or patent products similar or superior to those we have developed, patented or planned, or that others will not be able to design products which circumvent any patents we rely upon. The steps we have taken to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to

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deter independent third-party development of similar technologies. We also rely on certain technologies that we license from third parties. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of the ability to use such technology could require us to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance and which may force us to incur costs to modify or adapt our business model.

To date, we have not been notified that any of our products or services infringe on the proprietary rights of third parties, but third parties could claim infringement with respect to current or future services. From time to time, we may be notified that the content of one of our hosted Web sites infringes on third party intellectual property rights. In response, we intend to inform the affected customer of such claim and, in our our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or other licensing agreements. Such royalty or other licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have an adverse effect upon our business.

Licenses and Strategic Relationships / ISBU

Our strategic relationships and partnerships with a number of technology companies allow us to provide a wide range of services to meet our customers' needs. We have established and continue to seek strategic hardware and software manufacturer relationships that enhance our infrastructure and distribution capabilities and broaden our product offerings. Currently, we have relationships with companies such as Microsoft Corporation, UUNET Technologies, Computer Associates, AboveNet Communiations, Onvoy Communications, Sun Microsystems, and Oracle Corporation, pursuant to which we are providing a wide variety of these companies' products and services to our customers.


Employees / ISBU

As of June 30, 2000 we had a total of 177 employees. As of August 31, 2000 we had a total of 186 employees. None of our employees is represented by a labor organization, and we have never experienced a work stoppage or interruption due to a labor dispute. We believe our relationship with our employees is good.


Environmental Matters / ISBU / DGBU

We believe that we are in compliance with all material aspects of applicable federal, state and local laws regarding the discharge of materials into the environment with respect to both the ISBU and the DGBU. We do not believe that we will be required to spend any material amount in compliance with these laws.


Item 5.  Other Events
---------------------

This Form 8-K contains a description of our business similar to what we expect to include in our Form 10-K, which will be filed shortly.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 27, 2000

                                             VIRTUALFUND.COM, INC.
                                             (Registrant)


                                             By /s/ TIMOTHY N. THURN
                                                -------------------------------
                                                TIMOTHY N. THURN
                                                Chief Financial Officer

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